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                                                                    Exhibit 99.1

[MONY LOGO]         The MONY Group Inc.         News Release
                    1740 Broadway               MEDIA CONTACTS:
                    New York, NY 10019          Doug Meyers 212 708 2472
                    212 708 2472                Christopher Breslin 212 708 2435
                    212 708 2399 Fax            INVESTOR CONTACT:
                                                Jay Davis 212 708 2917


      THE MONY GROUP SUBSIDIARY OUTSOURCES BROKERAGE PROCESSING OPERATIONS

New York, NY (June 1, 2001) -- The MONY Group (NYSE: MNY) announced today that Advest Inc., a wholly-owned subsidiary of The MONY Group, is taking steps to enhance the operational and technological support provided to its financial advisors by outsourcing a majority of its brokerage processing operations.

Advest will reduce its workforce by an estimated 155 positions as a result of the outsourcing initiative. In addition, Advest will integrate its information technology function with that of its parent, The MONY Group.

These efforts are expected to result in $12 million in annualized savings beginning in 2002 and are part of initiatives announced by The MONY Group on May 8 to create annualized savings of $35 million.

FORWARD LOOKING STATEMENTS

This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements relating to MONY's expected annualized savings. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations, including the possibility that outsourcing the brokerage processing operations will be more costly than expected and therefore will save less than has been projected. The company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT THE MONY GROUP

The MONY Group Inc. (NYSE: MNY), with $55 billion in assets under management and administration, provides life insurance, annuities, mutual funds, brokerage, asset management, business & estate planning, trust and investment banking products and services to individual and institutional clients through several member companies. The MONY Group focuses primarily on offering customized financial solutions through multiple distribution channels, including a career agency sales force, brokerage general agencies, financial advisors, brokers, and other complementary channels. The MONY Group's (www.mony.com) member companies include The Advest Group, Inc., MONY Life Insurance Company, Matrix Capital Markets Group, Inc., Enterprise Capital Management, Inc., U.S. Financial Life Insurance Company, MONY Securities Corporation and Trusted Securities Advisors Corp.